Exhibit 10.1

AMENDED AND RESTATED
ORTHOFIX DEFERRED
COMPENSATION PLAN

Effective January 1, 2009

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1.           Purpose.  This plan, which was originally established effective January 1, 2007, and which is hereby amended and restated effective January 1, 2009, is intended to allow a select group of key management or other highly compensated employees and directors of the Company to defer the receipt of compensation that would otherwise be payable to them. The terms of this Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Code Sections 409A and 457A and regulations, rulings and guidance thereunder.

1.2.           Effective Date.  This amended and restated Plan shall be effective as of January 1, 2009.

ARTICLE II

Definitions

           For ease of reference, the following definitions will be used in the Plan:

2.1.           Account.  “Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant who defers Compensation under this Plan and shall not constitute or be treated as a separate fund of assets.  One or more Accounts or sub-accounts may be maintained under the Plan with respect to any Participant or Former Participant, including an Account or sub-account to separately reflect deferrals of Ineligible Compensation made prior to the Effective Date or to separately reflect deferrals of Compensation made prior to the Effective Date.

2.2.           Beneficiary.  “Beneficiary” means the person, persons or entity designated in writing by the Participant to receive payments under this Plan in the event of the Participant’s death as provided in Article VII.

2.3.           Board.  “Board” means the board of directors of the Company.

2.4.           Bonus Deferral Commitment.  “Bonus Deferral Commitment” means that portion of bonus Compensation, or other incentive Compensation as may be designated by the Plan Administrator from time-to-time as eligible for deferral hereunder, for which a Participant has made an election to defer receipt pursuant to Article IV.

2.5.           Change in Control.  “Change in Control” means a change in the ownership or effective control of the Parent Company, the Company and/or any Subsidiary, or in the ownership of a substantial portion of the assets of the Parent Company, the Company and/or any Subsidiary, as described under Code Section 409A or any regulations or other guidance issued thereunder; provided, however, that a Change in Control of any such entity shall only be taken into account with respect to a particular Participant if such Participant performed services for the entity experiencing the Change in Control at the time of such Change in Control.

2.6.           Code.  “Code” means the Internal Revenue Code of 1986, as amended (and any regulations thereunder).

2.7.           Company.  “Company” means Orthofix Holdings, Inc., a Delaware corporation, or any successor thereto.

2.8.           Compensation.  “Compensation” means compensation for services performed, as may be designated by the Plan Administrator from time-to-time as eligible for deferral.  This includes a Participant’s (i) base salary as in effect from time to time during a Plan Year, and (ii) bonuses earned during a Plan Year.  Compensation also includes all fees payable to Directors, including the retainer for service as a Director, any fee paid to the Director for service on any committee, and meeting fees.  In no event shall any of the following items be treated as Compensation hereunder:  (i) payments from this Plan or any other nonqualified deferred compensation plan; (ii) any form of non-cash compensation or benefits, including short and long term disability payments, group life insurance premiums, income from the exercise of nonqualified stock options, from the disqualifying disposition of incentive stock options, or realized upon vesting of restricted stock or the delivery of shares in respect of restricted stock units (or other similar items of income related to equity compensation grants or exercises); (iii) expense reimbursements; (iv) severance payments; or (vii) any other payments or benefits other than normal Compensation as determined by the Plan Administrator in its sole discretion.

2.9.           Compensation Deferral.  “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt pursuant to Article IV.  A Participant’s Compensation Deferral may consist of a Salary Deferral Commitment, a Bonus Deferral Commitment, a Director’s Fees Deferral Commitment, or a combination or other commitment as may be designated by the Plan Administrator from time-to-time, as applicable to the Participant.

2.10.         Director.  “Director” means any non-employee member of the Board or the board of directors of the Parent Company or any Subsidiary.

2.11.         Director’s Fees Deferral Commitment.  “Director’s Fees Deferral Commitment” means that portion of a Director’s Compensation for which a Participant has made an election to defer receipt pursuant to Article IV.  As of the Effective Date, Director’s Fees Deferral Commitments are not permitted or allowed under the Plan for Compensation earned on or after January 1, 2009.

2.12.         Disability.  “Disability” means (i) with respect to a Participant that is an employee, that a Participant has been determined to be disabled for purposes of receiving a benefit under the Company’s insured long-term disability plan, provided that the definition of “disability” applied under such disability insurance plan complies with the requirements of Code Section 409A and the regulations and other guidance issued thereunder, (ii) with respect to a Participant that is a Director, that a Participant has been determined to be disabled for purposes of receiving a benefit under the disability insurance provisions of the Social Security Act.

2.13.         Elective Deferral Account.  “Elective Deferral Account” means the Account or Accounts maintained in accordance with Section 5.2 with respect to any elective Compensation Deferrals made under this Plan.  A Participant’s Elective Deferral Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to this Plan and shall not constitute or be treated as a separate fund of assets.  One or more Elective Deferral Accounts or sub-accounts may be maintained under the Plan with respect to any Participant or Former Participant, including an Elective Deferral Account or sub-account to separately reflect deferrals of Ineligible Compensation made prior to the Effective Date or to separately reflect deferrals of Compensation made prior to the Effective Date.

2.14.         Former Participant.  “Former Participant” means any Director or employee who does not satisfy the eligibility requirements set forth in Article III on or after the Effective Date, but who has an Elective Deferral Account under the Plan for Compensation deferrals made prior to the Effective Date.  An employee Participant who performs services for the Parent Company as well as for the Company or any Subsidiary shall be considered a Former Participant solely with respect to such employee Participant’s Elective Deferral Account, or sub-account or portion thereof, if any, attributable to deferrals of Ineligible Compensation made prior to the Effective Date.  A Former Participant shall be considered a Participant under the Plan until the balance of his or her Elective Deferral Account is distributed, except that a Former Participant shall not be eligible to make Compensation deferrals with respect to Ineligible Compensation after the Effective Date.

2.15.         Ineligible Compensation.  “Ineligible Compensation” means compensation relating to services performed for the benefit or on behalf of the Parent Company as determined by the Plan Administrator in its sole discretion regardless of whether the cost of such compensation is actually borne by the Parent Company.  To the extent any Participant performs such services for the Parent Company as well as for the Company or any Subsidiaries, the determination of what portion of such compensation shall be considered Ineligible Compensation will also be made by the Plan Administrator in its sole discretion.

2.16.         Measurement Funds.  “Measurement Funds” means one or more of the independently established funds or indices that are identified by the Plan Administrator.  These Measurement Funds are used solely to calculate the earnings that are credited to each Participant’s Account(s) in accordance with Article V below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company, the Parent Company or any Subsidiary.  The determination of the increase or decrease in the performance of each Measurement Fund shall be made by the Plan Administrator in its reasonable discretion.  Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Plan Administrator.

2.17.         Orthofix.  “Orthofix” means Orthofix, Inc., a Minnesota corporation, or any successor thereto.

2.18.         Parent Company.  “Parent Company” means Orthofix International N.V., a corporation organized under the laws of Netherlands Antilles.

2.19.         Participant.   “Participant” means any employee or Director who satisfies the eligibility requirements set forth in Article III.  In the event of the death or incompetency of a Participant, the term means his or her Beneficiary, personal representative or guardian.

2.20.         Participation Agreement.  “Participation Agreement” means the authorization form that an eligible employee or Director files with the Plan Administrator to elect a Compensation Deferral under the Plan for a Plan Year.

2.21.         Plan.  “Plan” means this Plan, entitled the Orthofix Deferred Compensation Plan, as amended from time to time.

2.22.         Plan Administrator.  “Plan Administrator” means the board of directors of Orthofix, or a person or committee appointed by the board of directors of Orthofix to administer this Plan pursuant to Article VIII.

2.23.         Plan Year.  “Plan Year” means the twelve (12) month period beginning on each January 1 and ending on the following December 31.

2.24.         Retirement.  “Retirement” means a Separation from Service with the Parent Company, the Company or any Subsidiary after attaining age fifty-five (55).

2.25.         Salary Deferral Commitment.  “Salary Deferral Commitment” means that portion of salary Compensation for which a Participant has made an election to defer receipt pursuant to Article IV.

2.26.         Separation from Service.  “Separation from Service” means a termination of employment with the Company, the Parent Company or any Subsidiary that constitutes a “separation from service” under Code Section 409A and the regulations and guidance issued thereunder.

2.27.         Subsidiary. “Subsidiary” means any subsidiary or affiliate of the Company or the Parent Company, or any subsidiary or affiliate of such subsidiary or affiliate, that has been approved by the Company for participation in this Plan and which has taken appropriate action to become an adopting employer of this Plan.

2.28.         Unforeseeable Emergency.  “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.29.         U.S. Taxpayer.  “U.S. Taxpayer” means any individual who is subject to any internal revenue tax of the United States.

ARTICLE III

Eligibility and Participation

3.1.           Eligibility.  An employee of the Parent Company, Company and/or any Subsidiary shall be eligible to participate in this Plan if the employee is a management or highly compensated employee and is named by the Board or its designee to be a Participant in this Plan.  An individual shall remain a Participant until that individual has received full payment of all amounts credited to the Participant’s Account.  Prior to the Effective Date, Directors were eligible to participate in the Plan; however, notwithstanding any other provision of this Plan to the contrary, effective as of the Effective Date, no Director shall be eligible to defer Compensation hereunder, and no employee who is a U.S. Taxpayer who performs services for the Parent Company (and receives Ineligible Compensation) shall be eligible to defer such Ineligible Compensation.  To the extent any such Director previously participated in this Plan, the provisions of Section 6.14 regarding Former Participants shall apply.  With respect to any employee Participant who made Compensation Deferrals with respect to Ineligible Compensation prior to the Effective Date, the provisions of Section 6.14 regarding Former Participants shall apply to such employee Participant’s Elective Deferral Account, or portion thereof, attributable to such deferrals of Ineligible Compensation made prior to the Effective Date but shall not apply to his or her Elective Deferral Account, or portion thereof, attributable to deferrals of Compensation (other than Ineligible Compensation).

3.2.           Participation.  An eligible employee may elect to enter into a Salary Deferral Commitment with respect to any Plan Year by submitting a Participation Agreement to the Plan Administrator by December 31 (or such earlier date established by the Plan Administrator) of the calendar year immediately preceding the Plan Year.  An eligible employee may elect to enter into a Bonus Deferral Commitment with respect to bonus Compensation earned during any Plan Year by submitting a Participation Agreement to the Plan Administrator by December 31 (or such earlier date established by the Plan Administrator) of the calendar year immediately preceding the Plan Year.  With respect to any bonus Compensation that satisfies the definition of “performance based compensation” for purposes of Code Section 409A, an eligible employee may elect to enter into a Bonus Deferral Commitment by submitting a Participation Agreement to the Plan Administrator no later than six (6) months prior to the end of the period in which the performance-based Compensation that is the subject of the Bonus Deferral Commitment is earned (or such earlier date established by the Plan Administrator).  Any Participation Agreement shall only be effective if entered into in a manner consistent with the provisions of Code Section 409A.

3.3.           Partial Year Participation.  If an employee first becomes eligible to participate during a calendar year, the employee must submit a Participation Agreement to the Plan Administrator no later than thirty (30) days following the date the employee becomes eligible to participate in the Plan.  Such Participation Agreement shall be effective only with respect to Compensation earned for services to be performed subsequent to the election and deferred in a manner consistent with the provisions of Code Section 409A.

ARTICLE IV

Elective Deferrals

4.1.           Amount of Deferral Election.  A Participant may elect a Compensation Deferral in the Participation Agreement as follows:

(a)           Salary Deferral Commitment.  A Salary Deferral Commitment shall be related to the salary payable by the Company to the Participant for services performed during the Plan Year. The amount to be deferred shall be stated as a percentage of the salary to be earned during the Plan Year, as a flat dollar amount from any salary earned during the Plan Year, or in such other form as allowed by the Plan Administrator.

(b)           Bonus Deferral Commitment.  The amount to be deferred shall be stated as a percentage of any bonus earned during the Plan Year, as a flat dollar amount from any bonus earned during the Plan Year, or in such other form as allowed by the Plan Administrator.

(c)           Director’s Fees Deferral Commitment.  The amount to be deferred shall be stated as a percentage of any fees earned during the Plan Year, as a flat dollar amount from any fees earned during the Plan Year, or in such other form as allowed by the Plan Administrator.  As of the Effective Date, deferral of Director’s Fees earned on or after January 1, 2009, is not permitted or allowed under the Plan.

4.2.           Deferral Limits.  The following limitations shall apply to Compensation Deferrals:

(a)           Minimum.  The minimum deferral amount for a Salary or Bonus Deferral Commitment shall be two thousand dollars ($2,000) per Plan Year.  If the Compensation Deferral is a Bonus Deferral Commitment, the $2,000 minimum shall be calculated as a percentage of targeted incentive bonus.

(b)           Maximum.  The maximum deferral amount for a Salary Deferral Commitment shall be eighty percent (80%).  The maximum deferral amount for a Bonus Deferral Commitment shall be one hundred percent (100%) of any such bonus to be earned during the Plan Year.  Notwithstanding the foregoing provisions of this Section 4.2(b), the maximum deferral amount for a Salary or Bonus Deferral Commitment for Compensation earned during 2009 is fifty percent (50%).

(c)           Changes in Minimum or Maximum.  The Plan Administrator may amend the Plan to change the minimum or maximum deferral amounts from time to time by giving written notice to all Participants.  No such change may affect a Compensation Deferral made prior to the Plan Administrator’s action unless otherwise required by law.

4.3.           Treatment under Qualified Plan.  Amounts deferred under this Plan will not constitute compensation for any Company-sponsored qualified retirement plan.

4.4.           Period of Commitment.  A Participant’s Participation Agreement as to a Compensation Deferral shall remain in effect only for the immediately succeeding Plan Year (or the remainder of the current year, as applicable).  As of December 31 of the calendar year during which an election is made (or as of the end of the 30 day enrollment period for a newly eligible employee), the Participation Agreement shall be irrevocable for the succeeding Plan Year (or portion thereof, with respect to a newly eligible employee).  Notwithstanding the above, the Participation Agreement shall be terminated if a distribution is made to a Participant as a result of an Unforeseeable Emergency pursuant to Section 6.8 or if such termination is required for the Participant to be able to obtain a hardship distribution under a qualified plan with a qualified cash or deferred arrangement under Code Section 401(k).  Any resumption of the Participant’s deferrals under this Plan shall be made only at the election of the Participant in accordance with Article III herein.

4.5.           Change of Status.  If a Participant no longer meets the eligibility criteria set forth in Section 3.1, the Participant’s most recent Compensation Deferral shall terminate with respect to Compensation earned after the effective date of such determination, and the employee or Director shall thereafter be prohibited from making Compensation Deferrals unless and until he or she meets the eligibility criteria in the future.

ARTICLE V

Participant Accounts

5.1.           Establishment of Accounts.  For record keeping purposes only, an Account shall be maintained for each Participant to reflect his or her Elective Deferral Account.  Separate sub-accounts, as may be allowed from time-to-time in the sole discretion of the Plan Administrator, shall be maintained to the extent necessary to properly reflect the Participant’s election of Measurement Funds and distribution elections.

5.2.           Crediting Compensation Deferrals to Elective Deferral Account.   The Plan Administrator shall credit Compensation Deferrals to the Participant’s Elective Deferral Account as soon as practicable after the date on which such Compensation would otherwise have been paid, in accordance with the Participant’s election.  Any withholding of taxes or other amounts which is required by federal, state, or local law with respect to Compensation Deferrals shall be withheld from the Participant’s non-deferred Compensation to the maximum extent possible with any excess reducing the amount deferred.

5.3.           Earnings (or Losses) on Account.  Participants must designate, on a Participation Agreement or by such other means as may be established by the Plan Administrator, the portion of the contributions to their Account that shall be allocated among the various Measurement Funds.  If a Participant fails to designate any Measurement Funds, contributions to a Participant’s Account shall be allocated to one or more default Measurement Funds as determined by the Plan Administrator in its sole discretion and Participant shall be deemed, for all purposes of the Plan, to have designated such default Measurement Funds.  A Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds, as designated by the Participant, on each business day for the sole purpose of determining the amount of earnings to be credited or debited to such Account as if the designated balance of the Account had been invested in the applicable Measurement Fund.  Notwithstanding that the rates of return credited to Participant’s Account are based upon the actual performance of the corresponding Measurement Funds, the Company shall not be obligated to invest any amount credited to a Participant’s Account under this Plan in such Measurement Funds or in any other investment funds.  Upon notice to the Plan Administrator in the manner it prescribes, a Participant may reallocate, on a daily basis, the Funds to which his or her Account is deemed to be allocated.  Changes made while the New York Stock Exchange is open will be effective at the end of the day on which the change was made.  Changes made when the New York Stock Exchange is closed will be effective at the end of the next day on which the New York Stock Exchange is open.

5.4.           Valuation of Account.  The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.3, less any payments made to the Participant or the Participant’s Beneficiary pursuant to this Plan, and any forfeitures or Plan expenses allocated to the Participant’s Account by the Plan Administrator, in its sole discretion.

5.5.           Vesting of Accounts.    Participants shall be one-hundred percent vested in their Elective Deferral Accounts at all times.

5.6.           Statement of Account.  The Plan Administrator shall provide or make available to each Participant (including electronically), not less frequently than annually, a statement in such form as the Plan Administrator deems desirable setting forth the balance of his or her Account.

5.7.           Payments from Account.  Any payment made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated.

ARTICLE VI

Payments to Participants

6.1.           Distributions.  It is intended that distributions under this Plan be made in accordance with the requirements of Code Section 409A. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which the Participant is entitled shall be treated as a separate payment.

6.2.           Specified Time or Fixed Schedule.  A Participant may elect in his or her initial Participation Agreement to receive his or her Account, or a sub-account thereof (as may be provided by the Plan Administrator from time-to-time), in a single lump sum payment as of the date specified in the Participation Agreement or in annual installments, over a one, three, five or ten year period, beginning as of the year specified in the Participation Agreement; provided, however, that no Participant or Former Participant may elect a payment date or an installment payment schedule that extends beyond December 31, 2017 with respect to his or her Elective Deferral Account, or sub-account or portion thereof, attributable to Compensation deferrals of Ineligible Compensation made prior to the Effective Date.  Any lump sum payment shall be made under this Plan on the date specified by the Participant or within 90 days thereafter.  Any installment payment to be made under this Plan shall be made during January of the year specified in the Participation Agreement.  Such election shall be made in a manner that satisfies Code Section 409A with regard to the timing of participant elections.  Notwithstanding the foregoing, if the Participant has a Separation from Service for any reason other than the Participant’s Disability or death before the scheduled payment date for a lump sum or one or more installment payments, such payment shall instead be made, or shall commence, as set forth in Sections 6.3 and 6.5.  If the Participant experiences a Disability or dies before the scheduled payment date for a lump sum or one or more installment payments, such payment shall instead be made, or shall continue, as set forth in Sections 6.6 and 6.7.

6.3.           Separation from Service.  Upon a Participant’s Separation from Service with the Company, including termination of service as a Director, for any reason except Disability, Change in Control or death, the Participant shall receive payment of the Participant’s Account in the form and manner set forth in Section 6.5.  Benefits payable in a lump sum and the first installment of any benefits payable in installments shall be paid in January of the year following the year in which Participant’s Separation from Service date occurs.  Future annual installment benefits shall be paid annually in January of each subsequent year.

6.4.           Change in Control.  Notwithstanding any other provision of this Plan to the contrary, upon a Change in Control,  the Participant shall receive payment of the Participant’s Elective Deferral Account in the form and manner set forth in Section 6.5.  Benefits payable in a lump sum and the first installment of any benefits payable in installments shall be paid as of the effective date of the Change in Control.  Future annual installment benefits shall be paid annually in January of each subsequent year.

6.5.           Form of Payment.  Subject to the requirements of Code Section 409A, benefits payable under Sections 6.3 and 6.4 shall be payable in the following form:

(a)           Separation from Service Prior to Retirement.  Benefits payable as a result of Separation from Service prior to Retirement shall be paid in a lump sum, regardless of whether the Participant has a different election on file with the Plan Administrator.

(b)           Separation from Service Due to Retirement or Following a Change in Control.  Benefits payable as a result of Separation from Service due to Retirement or following a Change in Control shall be paid in the form elected by the Participant in his or her Participation Agreement.  Options for form of payment shall include:

(i)            A single lump sum payment, or

(ii)           Substantially equal annual installments over a one, three, five, or ten year period.  The Participant’s Account shall continue to accrue earnings (or losses) as measured by the Measurement Funds during the payment period on the unpaid balance in the Participant’s Accounts.

Notwithstanding anything to the contrary in this Section 6.5, no Participant or Former Participant may elect a payment date or an installment payment schedule that extends beyond December 31, 2017 with respect to his or her Elective Deferral Account, or sub-account or portion thereof, attributable to Compensation deferrals of Ineligible Compensation made prior to the Effective Date.

6.6.           Disability.  Upon the Disability of a Participant, the Participant shall be paid the balance in his or her Account in the form of a lump sum payment, with such payment to be made within 90 days after the Participant’s Disability has been determined.

6.7.           Death.

(a)           Upon the death of a Participant prior to Separation from Service, the Company shall pay to the Participant’s Beneficiary the balance in his or her Account in the form of a lump sum payment, with such payment to be made within 90 days after the Participant’s death.

(b)           Upon the death of a Participant after benefit payments have commenced, the Participant’s Beneficiary shall receive the remaining unpaid balance in the Participant’s Accounts in the same manner as the Participant was being paid prior to the Participant’s death.

6.8.           Unforeseeable Emergency.  Upon a finding that a Participant has suffered an Unforeseeable Emergency as defined under Section 2.28 of the Plan, the Plan Administrator may, in its sole discretion, make distributions from the Participant’s Elective Deferral Account.  A Participant requesting a distribution as a result of an Unforeseeable Emergency shall apply in writing to the Plan Administrator and shall provide such additional information as the Plan Administrator may require.  The amount of the withdrawal shall be limited to the amount reasonably necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated to result from the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  Upon requesting a distribution due to an Unforeseeable Emergency, the Participant shall be required to change the investment direction of the Participant’s Accounts to the money market fund.  Immediately following a distribution due to an Unforeseeable Emergency, or the determination by the Plan Administrator not to authorize the distribution, the Participant may change the investment direction pursuant to Section 5.3.  If a distribution is made due to an Unforeseeable Emergency in accordance with this Section 6.8, the Participant’s deferrals under this Plan shall cease in their entirety.  Any resumption of the Participant’s deferrals under this Plan shall be made only at the election of the Participant in accordance with Article III herein.

6.9.           Change in Election.  A Participant may change the payment date and/or the form of an existing payment election made under Section 6.2 for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, at least twelve (12) months prior to the original payment date (in the case of installment payments, the date of the first scheduled installment payment), provided that such new election delays the payment year by at least five (5) years from the original payment year.  In no event shall the new payment election take effect until at least twelve (12) months after the date on which the election is made.  Notwithstanding the preceding, a Participant may make a “19C Election” on or before December 31, 2008, to change the payment date and/or the form of an existing payment election made under Section 6.2 for a Plan Year by filing a new payment election, in the form specified by the Plan Administrator, pursuant to transitional relief under Code Section 409A, including but not limited to Notice 2007-86.  A Participant may not change the payment date or form of payment with respect to any Accounts, or sub-accounts as the case may be, payable at Separation from Service due to Retirement, once elected.

6.10.         Valuation of Payments.  Any lump sum benefit owed under this Article VI shall be payable in an amount equal to the value of the Participant’s Account (or relevant portion thereof) as of  January 1 in the year in which payment is to be made.  The first annual installment payment in a series of installment payments shall be equal to (a) the value of the Participant’s Account (or relevant portion thereof) as of January 1 in the year in which payment is to be commenced, divided by (b) the number of installment payments elected by the Participant.  The remaining installments shall be paid in an amount equal to the value of such Accounts (or relevant portion thereof) as of January 1 in the year in which each payment is to be made, divided by the number of remaining unpaid installment payments.

6.11.         Delay of Payment for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, in the case of any Participant who is a “specified employee” under Code Section 409A, no distribution under this Plan may be made, or may commence, before the date which is six months and one day after the date of such Participant’s Separation from Service.  The foregoing sentence shall not apply in the case of a distribution made in connection with the Disability or death of a Participant or upon the occurrence of a Change in Control.

6.12.         Withholding Taxes.  The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary).  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

6.13.         Effect of Payment.  The full payment of the applicable benefit under this Article VI shall completely discharge all obligations on the part of the Company to the Participant (and each Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Beneficiary’s) rights under this Plan shall terminate.

6.14.         Former Participants.  Notwithstanding any other provisions of the Plan to the contrary, Former Participants shall not be allowed or permitted to make deferrals of Ineligible Compensation under the Plan on or after the Effective Date unless and until the Company or the Plan Administrator determines otherwise.  Further, to the extent any Former Participant has an Account, or sub-account or portion thereof, under the Plan that is attributable to deferrals of Ineligible Compensation made prior to the Effective Date, such Account, or sub-account or portion thereof, shall be distributed to such Former Participant as of the earlier of (a) (i) December 31, 2017, payable in a single lump sum, or (ii) the specified date or the installment schedule elected under Section 6.2, whichever of clause (i) or (ii) results in earlier payment of the entire Account balance, or (b) pursuant to Article VI (other than Section 6.2).

6.15.         Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

ARTICLE VII

Beneficiary Designation

7.1.           Beneficiary Designation.  Subject to Section 7.3, each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as contingent) to whom benefits under this Plan shall be paid in the event of such Participant’s death prior to complete distribution of the Participant’s Accounts. Each Beneficiary designation shall be in a written form prescribed by the Plan Administrator and shall be effective only when filed with the Plan Administrator during the Participant’s lifetime.

7.2.           Changing Beneficiary.  Subject to Section 7.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Plan Administrator. The filing of a new properly completed Beneficiary designation shall cancel all Beneficiary designations previously filed.

7.3.           Community Property.  If the Participant resides in a community property state, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

7.4.           No Beneficiary Designation.  If any Participant fails to designate a Beneficiary in the manner provided in Section 7.1,  if the Beneficiary designation is void under Section 7.3, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s Accounts, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)           The Participant’s spouse;

(b)           The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation, the share the parent would have taken if living; or

(c)           The Participant’s estate.

ARTICLE VIII

Administration

8.1.           Plan Administrator.  The Plan Administrator shall be the board of directors of Orthofix, or a person or committee appointed by the board of directors of Orthofix to administer the Plan.  The Plan Administrator shall have full discretionary power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan.

8.2.           Agents.  The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may, from time to time, consult with counsel who may be counsel to Orthofix.

8.3.           Binding Effect of Decisions.  All decisions and determinations by the Plan Administrator shall be final, conclusive and binding on the Parent Company, the Company, any Subsidiary, Participants, Beneficiaries and any other persons having or claiming an interest hereunder.

8.4.           Indemnification of Plan Administrator.  The Company shall indemnify and hold the Plan Administrator harmless against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan due to the Plan Administrator’s service as such, except in the case of gross negligence or willful misconduct by the Plan Administrator or as expressly provided by statute.

ARTICLE IX

Claims Procedures

9.1.           Claim.  A Participant who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Plan Administrator, setting forth his or her claim for benefits.

9.2.           Claim Decision.  The Plan Administrator shall reply to any claim filed under Section 9.1 within 90 days of receipt, unless it determines to extend such reply period for an additional 90 days for reasonable cause.  If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the Participant, setting forth:

(a)           the specific reason or reasons for such denial;

(b)           the specific reference to relevant provisions of this Plan on which such denial is based;

(c)           a description of any additional material or information necessary for the Participant to perfect his or her claim and an explanation why such material or such information is necessary;

(d)           appropriate information as to the steps to be taken if the Participant wishes to submit the claim for review;

(e)           the time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof; and

(f)            the Participant’s right to bring an action for benefits under Section 502 of ERISA.

9.3.           Request for Review.  Within 60 days after the receipt by the Participant of the written explanation described above, the Participant may request in writing that the Plan Administrator review its determination.  The Participant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Plan Administrator.  If the Participant does not request a review of the initial determination within such 60-day period, the Participant shall be barred and estopped from challenging the determination.

9.4.           Review of Decision.  After considering all materials presented by the Participant, the Plan Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Plan on which the decision is based.  The decision on review shall normally be made within 60 days after the Plan Administrator’s receipt of the Participant’s claim or request.  If an extension of time is required for a hearing or other special circumstances, the Participant shall be notified and the time limit shall be 120 days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions and the Participant’s right to bring an action for benefits under Section 502 of ERISA.  All decisions on review shall be final and shall bind all parties concerned.

ARTICLE X

Miscellaneous

10.1.         Unfunded Plan.  This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensation employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall be paid hereunder if it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

10.2.         Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Parent Company, the Company, or any Subsidiary nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Parent Company, the Company or any Subsidiary.  Except as may be provided in Section 10.3, such policies, annuity contracts or other assets of the Parent Company, the Company or any Subsidiary shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Parent Company, the Company or any Subsidiary under this Plan. Any and all of the Parent Company, the Company or any Subsidiary’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Parent Company, the Company or the Subsidiary.  The Parent Company, the Company or any Subsidiary’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

10.3.         Trust Fund.  Each adopting employer shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, an adopting employer or the Company, acting on behalf of all adopting employers, may establish one or more grantor trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the adopting employer’s or the Company’s creditors, as the case may be.  To the extent any benefits provided under the Plan are actually paid from any such trust, the adopting employer and/or the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the adopting employer or the Company.

10.4.         Protective Provisions.  Each Participant and Beneficiary shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder.  If a Participant or Beneficiary refuses to cooperate with the Plan Administrator, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Account in accordance with prior elections.

10.5.         Inability to Locate Participant or Beneficiary.  If the Plan Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article VI.

10.6.         No Contract of Employment.  Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Parent Company, the Company and/or any Subsidiary, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

10.7.         No Limitation on Company Actions.  Nothing contained in the Plan shall be construed to prevent the Parent Company, the Company and/or any Subsidiary from taking any action which is deemed by it to be appropriate or in its best interest.  No Participant, Beneficiary, or other person shall have any claim against the Parent Company, the Company and/or any Subsidiary as a result of such action.

10.8.         Obligations to Company.  If a Participant becomes entitled to a payment of benefits under the Plan, and if at such time the Participant has out-standing any debt, obligation, or other liability representing an amount owing to the Parent Company, the Company and/or any Subsidiary, then the Parent Company, the Company and/or any Subsidiary may offset such amount owed to it against the amount of benefits otherwise distributable.  Such determination shall be made by the Plan Administrator in its sole discretion.

10.9.         No Liability for Action or Omission.  Neither the Parent Company, the Company, any Subsidiary nor any Director, officer or employee of the Parent Company, the Company and/or any Subsidiary shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan. In addition, no action taken or omitted pursuant to Section 10.17 shall subject the Parent Company, the Company or any Subsidiary to any responsibility or liability in any manner, and none of the Parent Company, the Company or any Subsidiary shall have any obligation to indemnify or otherwise protect any Participant, Beneficiary or any person claiming through them from the obligation to pay any taxes, interest or penalties pursuant to Code Section 409A or 457A.

10.10.       Nonalienation of Benefits. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Plan Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct.  Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Plan Administrator’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA.

10.11.       Liability for Benefit Payments.  The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall, at all times, be the sole and exclusive liability and responsibility of the adopting employer of the particular Participant.

10.12.      Governing Law.  This Plan shall be construed in accordance with and governed by the laws of the State of Texas to the extent not superseded by federal law, without reference to the principles of conflict of laws.

10.13.       Severability of Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

10.14.       Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

10.15.       Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may read as the plural and the plural as the singular.

10.16.       Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator, c/o Orthofix, Inc., 1720 Bray Central Drive, McKinney, Texas 75069 or to such other person or entity as the Plan Administrator may designate from time to time.  Any notice required or permitted to be given to the Participant under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Participant at his or her address as on file with the Parent Company, the Company or any Subsidiary, as the case may be.  Any such notices shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.17.       Amendment and Termination.  The Plan may be amended, suspended, or terminated at any time by the Company or by the Plan Administrator in its sole discretion; provided, however, that no such amendment, suspension or termination shall result in any reduction in the value of a Participant’s Accounts determined as of the effective date of such amendment.  In addition, the Plan, and/or the terms of any election made hereunder, may be amended at any time and in any respect by the Company or by the Plan Administrator if and to the extent recommended by counsel in order to comply with Section 409A or Section 457A, or otherwise avoid the imposition of any additional tax under Code Sections 409A or 457A, in a manner that preserves the original intent of the Plan to the extent reasonably possible.  In the event of any suspension or termination of the Plan, payment of Participants’ Accounts shall be made under and in accordance with the terms of the Plan and the applicable elections (except that the Plan Administrator may determine, in its sole discretion, to accelerate payments to all Participants if and to the extent that such acceleration is permitted under Code Section 409A and 457A and regulations, rulings and guidelines thereunder).

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ORTHOFIX HOLDINGS, INC.

By:	/s/ Raymond C. Kolls

Title:	Secretary

Date:	December 31, 2008